As filed with the Securities and Exchange Commission on December 9, 2025

Registration No. 333-284331

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

Amendment No. 6

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________

IRON HORSE ACQUISITION II CORP.
(Exact name of registrant as specified in its charter)

____________________

Cayman Islands	6770	98-1885362
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Iron Horse Acquisition II Corp
851 Broken Sound Parkway Nw Boca Raton, FL 33487
Telephone: (310) 290-5383
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________

Jose Antonio Bengochea, Chief Executive Officer
851 Broken Sound Parkway Nw Boca Raton, FL 33487
Telephone: (310) 290-5383
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________

Copies to:

Mitchell S. Nussbaum, Esq. Alex Weniger-Araujo, Esq. Loeb & Loeb LLP 345 Park Avenue New York NY 10154 (212) 407-4000	Michael Lockwood, Esq. Maples and Calder (Cayman) LLP PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands	Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 Tel: (212) 370-1300

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Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Iron Horse Acquisition II Corp. is filing this Amendment No. 6 to its Registration Statement on Form S-1 (File No. 333-284331) (the “Registration Statement”) as an exhibit-only filing. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Legal fees and expenses	$275,000
Printing and engraving expenses	40,000
Trustee fees and expenses	25,000
Accounting fees and expenses	85,000
SEC/FINRA expenses	98,534
Travel and road show expenses	15,000
Nasdaq listing fees	85,000
Miscellaneous	76,466
Total offering expenses (other than underwriting commissions)	$700,000

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

(a)     During the past three years, we sold the following ordinary shares without registration under the Securities Act:

Shareholders	Number of Shares
IRHO SPAC Sponsor LLC	5,750,000

Such shares were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act as the shares were sold to an accredited investor. The shares issued were sold for an aggregate offering price of $32,000 at an average purchase price of approximately $0.0056 per share.

The Company’s sponsor and Cantor Fitzgerald & Co. have also committed that it and/or its designees will purchase 570,000 private units (whether or not the underwriter’s over-allotment option is exercised in full) for $10.00 per private unit or $5,700,000 (whether or not the underwriter’s over-allotment option is exercised in full), of which the sponsor has agreed to purchase 370,000 units and Cantor Fitzgerald & Co. has agreed to purchase 200,000 units. This purchase will take place on a private placement basis simultaneously with the consummation of the initial public offering. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
3.1*	Memorandum and articles of association.
3.2*	Form Amended and Restated Memorandum and articles of association.
3.3*	Certificate of Conversion filed with the State of Delaware
3.4*	Plan of Merger
4.1*	Specimen Unit Certificate.
4.2*	Specimen ordinary share Certificate.
4.3*	Specimen Rights Certificate.
4.4*	Form of Rights Agreement between Continental Stock Transfer & Trust Company and the Registrant.
5.1*	Opinion Maples & Calder (Cayman) LP
5.2*	Opinion of Loeb & Loeb LLP.
10.1*	Form of Letter Agreement from each of the Registrant’s officers, directors and initial shareholders.
10.2*	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.3*	Promissory Note dated October 1, 2025.
10.4*	Form of Registration Rights Agreement.
10.5.1*	Form of Subscription Agreement for private units by initial shareholders.
10.5.2*	Form of Subscription Agreement for private units by Cantor.
10.6*	Form of Indemnification Agreement.
10.7*	Subscription Agreement between the Registrant and IRHO SPAC Sponsor LLC Founder Shares.
14*	Code of Ethics.
23.1**	Consent of MaloneBailey, LLP.
23.2*	Consent of Maples and Calder (Cayman) LP (included in Exhibit 5.1)
23.3*	Consent of Loeb & Loeb LLP (included in Exhibit 5.2).
23.4*	Consent of Melissa Escobar
23.5*	Consent of Tarron Hecox
23.6*	Consent of Daniel Becker
24*	Power of Attorney (included on signature page of this Registration Statement).
99.1*	Audit Committee Charter.
99.2*	Compensation Committee Charter.
99.3*	Nominating and Corporate Governance Committee Charter.
107*	Registration fee table.

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*        Previously filed.

**      Filed herewith.

ITEM 17.  UNDERTAKINGS.

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)    The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 9th day of December, 2025.

IRON HORSE ACQUISITION II CORP.
By:	/s/ Jose Bengochea
Name:	Jose A. Bengochea
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jose Bengochea his/her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including pre- and post-effective amendments to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Jose Bengochea	Chief Executive Officer	December 9, 2025
Jose Bengochea	(Principal Executive Officer) and Chairman of the Board
/s/ William Caragol	Chief Financial Officer and Director	December 9, 2025
William Caragol	(Principal Financial and Accounting Officer)
/s/ Tarron Hecox	Director	December 9, 2025
Tarron Hecox
/s/ Melissa Escobar	Director	December 9, 2025
Melissa Escobar
/s/ Daniel Becker	Director	December 9, 2025
Daniel Becker

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this amended registration statement, solely in its capacity as the duly authorized representative of Iron Horse Acquisition II Corp., in New York, New York, on the 9th day of December, 2025.

By:	/s/ Jose Bengochea
Name:	Jose Bengochea
Title:	Chief Executive Officer